SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

DEFINED STRATEGY FUND INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Press Release (For Immediate Release)

IQ Investment Advisors LLC Announces Adjournment of

Special Stockholder Meeting of

Defined Strategy Fund Inc. (the “Fund”)

NEW YORK, December 19, 2008 – IQ Investment Advisors LLC (“IQ Advisors”) announced that the special meeting of stockholders (the “Meeting”) of the Fund scheduled for Friday, December 19, 2008 at 9:00 am (Eastern time) has been adjourned to permit further solicitation of votes by proxy in order to achieve a quorum.

The adjourned Meeting will be held on Friday, February 27, 2009 at 9:00 am (Eastern time) at the offices of the Fund, 800 Scudders Mill Road, Plainsboro, NJ 08536, unless further adjourned. Future adjournments, if any, will be posted on the Fund’s web site at www.IQIAFunds.com/pressreleases.asp. The proposals to be considered at the Meeting are to approve a new investment advisory and management agreement and a new investment subadvisory agreement for the Fund.

IQ Advisors serves as the Fund’s investment adviser. The shares of the Fund are quoted on the New York Stock Exchange. For stockholder related questions, please contact IQ Advisors at (877) 449-4742. You may also visit www.IQIAFunds.com for more information about IQ Advisors and its products and services.